NEOS ETF Trust 485BPOS

Exhibit 99(i)

September 25, 2023

NEOS ETF Trust

13 Riverside Ave

Westport, CT 06880

Dear Board Members:

A legal opinion (the “Legal Opinion”) that we prepared with respect to the Registrant was filed with the Securities and Exchange Commission as Exhibit (i) to Post-Effective Amendment No. 29 to the NEOS ETF Trust’s Registration Statement on Form N-1A (File Nos. 333-253997 and 811-23645), via EDGAR Accession No. 0001839882-23-007394 on March 24, 2023.

We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 63 under the Securities Act of 1933 (Amendment No. 64 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very Truly Yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP